EXHIBIT 4.2

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ISLAND PACIFIC, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                          SECURED CONVERTIBLE TERM NOTE
                          -----------------------------

     FOR VALUE RECEIVED, ISLAND PACIFIC, INC., a Delaware corporation (the "BORROWER"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the "HOLDER") or its registered assigns or successors in interest, on order, the sum of Three Million Two Hundred Thousand Dollars ($3,200,000), together with any accrued and unpaid interest hereon, on to June 15, 2008 (the "MATURITY DATE");

     Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "PURCHASE AGREEMENT").

The following terms shall apply to this Note:

                                   ARTICLE I
                             INTEREST & AMORTIZATION

     1.1. Interest Rate. Subject to Sections 4.11 and 5.6 hereof, interest payable on the principal amount outstanding under this Note shall accrue at a rate per annum (the "Interest Rate") equal to the "prime rate" published in The Wall Street Journal from time to time, plus one percent (1.0%). The Interest Rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on July 1, 2005 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a "REPAYMENT DATE").

     1.2. Minimum Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the "PRINCIPAL AMOUNT") shall begin on October 3, 2005 and shall recur on the first business day of each succeeding month thereafter until the Maturity Date (each, an "AMORTIZATION DATE"). Subject to Article 3 below, beginning on the first Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount of $106,667, together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note, the Purchase Agreement or any other Related Agreement but have not been paid (collectively, the "MONTHLY Amount"). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

                                   ARTICLE II
                              CONVERSION REPAYMENT

     2.1. (a) Payment of Monthly Amount in Cash or Common Stock. Subject to Sections 2.1, 2.2 and 3.2 hereof, the Borrower shall have the sole option to determine whether to satisfy payment of the Monthly Amount on each Repayment Date either in cash or in shares of Common Stock (as defined in the Purchase Agreement), or a combination of both. Each month by the twentieth (20th) day prior to a Repayment Date, the Borrower shall deliver to the Holder a written irrevocable notice in the form of Exhibit B attached hereto electing to pay the Monthly Amount payable on the next Repayment Date in either cash or Common Stock, or a combination of both (each, a "REPAYMENT NOTICE") (the date by which such notice is required to be given being hereinafter referred to as the "NOTICE DATE"); provided, however, a Repayment Notice may provide that the Borrower's election as set forth in such Repayment Notice will remain in effect in respect of each Repayment Date occurring after the Repayment Date first subject of such Repayment Notice unless otherwise revoked by the Borrower in writing in which case the Borrower will not be required to deliver an additional Repayment Notice during the period such election remains applicable; provided, further, however, that the Borrower shall not be permitted to revoke a Repayment Notice in respect of a Repayment Date after the applicable Notice Date for such Repayment Date has occurred. If a Repayment Notice is not delivered to the Holder by the applicable Notice Date for such Repayment Date, then the Monthly Amount due on such Repayment Date shall be paid in cash. Any portion of the Monthly Amount paid in cash on a Repayment Date, shall be paid to the Holder an amount equal to one hundred two percent (102%) of the cash portion of the Monthly Amount then payable in satisfaction of such obligation. If the Borrower repays all or a portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the Fixed Conversion Price. For purposes hereof, the initial "FIXED CONVERSION PRICE" means $0.20.

          (b) Monthly Amount Conversion Guidelines. Subject to Sections 2.1, 2.2 and 3.2 hereof, the Holder shall convert into shares of Common Stock all or a portion of the Monthly Amount (together with accrued and unpaid interest and applicable fees) due on each Repayment Date according to the following guidelines (collectively, the "Conversion Criteria"): (i) the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) consecutive trading days immediately preceding such Notice Date shall be greater than or equal to 110% of the Fixed Conversion Price and (ii) the sum of the amount of such conversion plus the amount of the conversion into shares of Common Stock of all or a portion of the applicable "Monthly Amount" (if any) as defined in the July 2004 Agreement (the "2004 Monthly Amount"), does not in the aggregate exceed twenty percent (20%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding the applicable Repayment Date. If the Conversion Criteria are not met, the Holder shall convert only such part of the Monthly Amount (if any) which, when added to amount of the 2004 Monthly Amount to be converted into shares of Common Stock, meets the Conversion Criteria. Any part of the Monthly Amount due on a Repayment Date that the Holder has not been able to convert into shares of Common Stock due to failure to meet the Conversion Criteria, shall be paid by the Borrower in cash at the rate of 102% of the Monthly Amount otherwise due on such Repayment Date, within three (3) business days of the applicable Repayment Date.

          (c) Subject to Sections 2.1, 2.2 and 3.2 hereof, if the average closing price of the Common Stock on the Principal Market is less than one hundred ten percent (110%) of the Fixed Conversion Price for the five (5) trading days immediately preceding a Repayment Date, then the Holder shall convert into shares of Common Stock all or a portion of the Monthly Amount (together with accrued and unpaid interest and applicable fees) at a conversion price equal to ninety percent (90%) of the volume weighted average price of the Common Stock during the twenty (20) trading days immediately prior to the respective Repayment Date, provided, however, that such conversion of the Monthly Amount due on each Repayment Date does not exceed twenty percent (20%) of the aggregate dollar trading volume of the Common Stock for the twenty (20) trading days immediately preceding the Repayment Date. Any part of the Monthly Amount due on such Repayment Date that the Holder has not been able to convert into shares of Common Stock as set forth in this Section 2.1(c) shall be paid in cash at the rate of 102% of the Monthly Amount otherwise due on such Repayment Date, within three (3) business days of the applicable Repayment Date. In no event shall the conversion price for the purposes of this Section 2.1(c) be less than $0.10.

          (d) Any amounts converted by the Holder pursuant to this Section 2.1 shall be deemed to constitute payments of outstanding fees, interest and principal arising in connection with Monthly Amounts for the remaining Repayment Dates, in chronological order.

     2.2. Other Monthly Conversion Guidelines. Notwithstanding anything to the contrary herein, none of the Borrower's obligations to the Holder shall be converted into Common Stock unless (i) either (x) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists or (y) an exemption from registration of the Common Stock is available to pursuant to Rule 144 of the Securities Act, (ii) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option, (iii) the Common Stock is listed for trading on the Principal market and no suspension of trading of Common Stock on the Principal Market is pending or threatened and (iv) at each such time a sufficient number of (A) Note Shares, Warrant Shares and Option Shares, (B) "Note Shares" and "Warrant Shares", each as defined in the Securities Purchase Agreement, dated as of July 12, 2004 between the Company and the Holder, (C) "Note Shares", "Warrant Shares" and "Option Shares", each as defined in the Securities Purchase Agreement to be dated on or about June 10, 2005 between the Company and Midsummer Investments, Ltd. ("Midsummer") (including any shares underlying previously issued securities of Midsummer), have been duly and validly reserved for issuance to the Holder and Midsummer, as applicable.

     2.3. Optional Redemption in Cash. The Borrower will have the option of prepaying this Note ("OPTIONAL REDEMPTION") by paying to the Holder a sum of money equal to one hundred twenty five percent (125%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement, or any Related Agreement (the "REDEMPTION AMOUNT") outstanding on the day written notice of redemption (the "NOTICE OF REDEMPTION") is given to the Holder; provided that, at the time of delivery of such Notice of Redemption and during such Redemption Period the Borrower's obligations to the Holder shall be convertible into Common Stock and such conversion shall not otherwise be prohibited by the terms of this Note. The Notice of Redemption shall specify the date for such Optional Redemption (the "REDEMPTION PAYMENT

DATE") which date shall be ten (10) business days after the date of the Notice of Redemption (the "REDEMPTION PERIOD"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1, or for conversions initiated or made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder's conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void. Notwithstanding anything to the contrary herein, an Optional Redemption shall not be permitted unless from the date of the Notice of Redemption to the date the Optional Redemption is paid in full (i) either (x) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists or (y) an exemption from registration of the Common Stock is available to pursuant to Rule 144 of the Securities Act, (ii) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option, (iii) the Common Stock is listed for trading on the Principal Market and no suspension of trading of Common Stock on the Principal Market is pending or threatened and (iv) at each such time a sufficient number of (A) Note Shares, Warrant Shares and Option Shares, (B) "Note Shares" and "Warrant Shares", each as defined in the Securities Purchase Agreement, dated as of July 12, 2004 between the Borrower and the Holder and (C) "Note Shares", "Warrant Shares" and "Option Shares", each as defined in the Securities Purchase Agreement to be dated on or about June 10, 2005 between the Borrower and Midsummer Investments, Ltd. ("Midsummer") (including any shares underlying previously issued securities of Midsummer), have been duly and validly reserved for issuance to the Holder and Midsummer, as applicable.

                                  ARTICLE III
                                CONVERSION RIGHTS

     3.1. Holder's Conversion Rights. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into shares of Common Stock subject to the terms and conditions set forth in this
Article III. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) business day prior to the date upon which such conversion shall occur.

     3.2. Conversion Limitation.

     Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of the Note an amount that would (a) be convertible into that number of shares of Common Stock which, when added to the number of shares of Common Stock otherwise beneficially owned by such Holder including those issuable upon exercise of warrants held by such Holder would exceed 4.99% of the outstanding shares of Common Stock of the Borrower at the time of conversion or (b) exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the five (5) day trading period immediately preceding delivery of a Notice of Conversion to the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in this
Section 3.2 shall automatically become null and void without any notice to Borrower upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 61 days prior notice to the Borrower.

     3.3. Mechanics of Holder's Conversion.

          (a) In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion ("NOTICE OF CONVERSION") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "CONVERSION DATE"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

          (b) Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) business day of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "DELIVERY DATE"). The Borrower agrees that it will become eligible to use the DWAC system by the Effectiveness Date (as defined in the Registration Rights Agreement). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary. Conversions will have the effect of lowering the outstanding principal balance of the Note plus all accrued but unpaid interest thereon. The Holder and any assignee, by acceptance of this Note, hereby acknowledge and agree that due to the provisions of this paragraph, following any conversion of the Note the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face of the Note.

     3.4. Conversion Mechanics.

          (a) The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price. Conversions of amounts outstanding under this Note shall be applied as follows: first to (i) accrued and unpaid fees arising under this Note or the Related Agreements, as applicable; (ii) then, to accrued and unpaid interest on this Note and (iii) then to outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order.

          (b) The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

               (i) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

               (ii) At all times while conversion rights exist, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

               (iii) Share Issuances. Subject to the provisions of this Section 3.4, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (A) pursuant to Subsections i or ii above; (B) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; or (C) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to 102% of such lower Offer Price at the time of issuance of such securities. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

               (iv) Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

     3.5. Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

                                   ARTICLE IV
                                EVENTS OF DEFAULT

     Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, within five
(5) days after written notice from Holder to Borrower (each occurrence being a "Default Notice Period") the amount due and owing to the Holder shall be equal to the the sum of (i) the greater of: (A) 125% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any), and (B) the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any, divided by the applicable Fixed Conversion Price on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is less, multiplied by the VWAP on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note (the "Default Payment"). For purposes hereof, "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market (or OTC Bulletin Board) on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. ET to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then reported in the "pink sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized independent appraiser selected in good faith by Purchasers holding a majority of the outstanding principal amount of Notes. If, with respect to any Event of Default, the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of Holder pertaining to such Event of Default will be of no further force or effect. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note or the Related Agreements, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

     The occurrence of any of the following events set forth in Sections 4.1 through 4.10, inclusive, is an "EVENT OF DEFAULT:"

     4.1. Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

     4.2. Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof; provided that, if such breach is of a nature that it can not be cured within fifteen (15) days and Borrower has taken reasonable steps to cure such default within fifteen (15) days, upon written notice to and the consent of the Holder, the Borrower will have a commercially reasonable amount of time to cure such breach before such breach shall be deemed an Event of Default.

     4.3. Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the Closing Date or the date that such representation or warranty is deemed made, if such representation or warranty expressly states that it is made as of a specific date.

     4.4. Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

     4.5. Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

     4.6. Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries.

     4.7. Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty
(30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The "Principal Market" for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

     4.8. Failure to Deliver Common Stock or Replacement Note. The Borrower shall fail (i) to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within two (2) business days or (ii) to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

     4.9. Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default (as defined in the Purchase Agreement or any Related Agreement) or any event of default (or similar term) under any other indebtedness (including, without limitation, the Amended and Restated Secured Convertible Term Note, dated as of July 12, 2004 and issued by the Borrower to the Holder).

     4.10. Change in Control. The occurrence of a change in the controlling ownership of the Borrower that has, or could reasonably be expected to have a Material Adverse effect on the practical realization of the security interests granted to Holder under the applicable Related Agreements.

                           DEFAULT RELATED PROVISIONS

     4.11. Payment Grace Period. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, the Borrower shall pay the Holder a default interest rate of two percent (2%) per month on all amounts due and owing under the Note,, which default interest shall be payable upon demand.

     4.12. Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

     4.13. Cumulative Remedies. The remedies under this Note shall be cumulative.

                                   ARTICLE V
                                  MISCELLANEOUS

     5.1. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     5.2. Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day,
(c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

     5.3. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

     5.4. Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

     5.5. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

     5.6. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

     5.7. Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in the Master Security Agreement dated as of the date hereof and (ii) pursuant to the Stock Pledge Agreement dated as of the date hereof. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

     5.8. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

     5.9. Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney's fees.

       [Balance of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the Borrower has caused this Convertible Term Note to be signed in its name effective as of this 15th day of June 2005.


                                          ISLAND PACIFIC, INC.


                                          By:________________________________
                                          Name:______________________________
                                          Title:_____________________________

WITNESS:


_____________________________

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby converts $_________ of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by ISLAND PACIFIC, INC. dated [Month] __, 2005 by delivery of Shares of Common Stock of ISLAND PACIFIC, INC. on and subject to the conditions set forth in Article III of such Note.

1.    Date of Conversion         _______________________

2.    Shares To Be Delivered:    _______________________


                                           By:_______________________________
                                           Name:_____________________________
                                           Title:____________________________

                                    EXHIBIT B

                                CONVERSION NOTICE

(To be executed by the Holder in order to convert all or part of a Monthly Amount into Common Stock)

[Name and Address of Holder]

Holder hereby converts $_________ of the Monthly Amount due on [specify applicable Repayment Date] under the Convertible Term Note issued by ISLAND PACIFIC, INC. dated _______, 200__ by delivery of Shares of Common Stock of ISLAND PACIFIC, INC. on and subject to the conditions set forth in Article III of such Note.

1.   Fixed Conversion Price:    $_______________________

2.   Amount to be paid:         $_______________________

3.   Shares To Be Delivered (2 divided by 1):   ______________________

4. Cash payment to be made by Borrower:         $_____________________


Date: ____________                        LAURUS MASTER FUND, LTD.


                                          By:_______________________________
                                          Name:_____________________________
                                          Title:____________________________